Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2015 and 2014

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2015 and 2014

Independent Auditor's Report
To the Board of Directors of Assured Guaranty Re Ltd.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 19, 2016

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except per share and share amounts)

	As of December 31, 2015	As of December 31, 2014
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,931 and $1,948)	$1,991	$2,041
Short-term investments, at fair value	44	98
Total investment portfolio	2,035	2,139
Loan receivable from affiliate	90	90
Cash	2	6
Premiums receivable, net of commissions payable	187	201
Ceded unearned premium reserve	1	3
Deferred acquisition costs	265	288
Salvage and subrogation recoverable	5	13
Credit derivative assets	30	3
Other assets	83	70
Total assets	$2,698	$2,813
Liabilities and shareholder’s equity
Unearned premium reserve	$909	$1,002
Loss and loss adjustment expense reserve	460	367
Reinsurance balances payable, net	4	5
Credit derivative liabilities	81	202
Deferred tax liability, net	4	2
Other liabilities	10	11
Total liabilities	1,468	1,589
Commitments and contingencies (See Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2015 and 2014)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2015 and 2014)	1	1
Additional paid-in capital	857	857
Retained earnings	316	278
Accumulated other comprehensive income, net of tax of $4 and $5	56	88
Total shareholder’s equity	1,230	1,224
Total liabilities and shareholder’s equity	$2,698	$2,813
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2015	2014
Revenues
Net earned premiums	$149	$139
Net investment income	71	72
Net realized investment gains (losses):
Net impairment loss	(1)	0
Other net realized investment gains (losses)	2	2
Net realized investment gains (losses)	1	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	21	0
Net unrealized gains (losses)	125	173
Net change in fair value of credit derivatives	146	173
Other income (loss)	8	0
Total revenues	375	386
Expenses
Loss and loss adjustment expenses	124	169
Amortization of deferred acquisition costs	43	38
Other operating expenses	17	17
Total expenses	184	224
Income (loss) before income taxes	191	162
Provision (benefit) for income taxes
Current	1	(1)
Deferred	2	8
Total provision (benefit) for income taxes	3	7
Net income (loss)	$188	$155

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2015	2014
Net income (loss)	$188	$155
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	(31)	50
Investments with other-than-temporary impairment, net of tax	0	2
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	(31)	52
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	1	1
Other comprehensive income (loss)	(32)	51
Comprehensive income (loss)	$156	$206

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity

Years Ended December 31, 2015 and 2014

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2013	$—	$1	$857	$205	$37	$1,100
Net income	—	—	—	155	—	155
Dividends	—	—	—	(82)	—	(82)
Other comprehensive income	—	—	—	—	51	51
Balance, December 31, 2014	$—	$1	$857	$278	$88	$1,224
Net income	—	—	—	188	—	188
Dividends	—	—	—	(150)	—	(150)
Other comprehensive loss	—	—	—	—	(32)	(32)
Balance, December 31, 2015	$—	$1	$857	$316	$56	$1,230

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2015	2014
Operating activities
Net income (loss)	$188	$155
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (accretion of discount) on fixed-maturity securities	7	9
Provision (benefit) for deferred income taxes	2	8
Net realized investment losses (gains)	(1)	(2)
Net unrealized losses (gains) on credit derivatives	(125)	(173)
Change in deferred acquisition costs	23	17
Change in premiums receivable, net of premiums payable and commissions	10	34
Change in ceded unearned premium reserve	2	3
Change in unearned premium reserve	(93)	(82)
Change in loss and loss adjustment expense reserve, net	104	56
Other changes in credit derivatives assets and liabilities, net	(23)	1
Other	(14)	14
Net cash flows provided by (used in) operating activities	$80	$40
Investing activities
Fixed-maturity securities:
Purchases	(342)	(447)
Sales	140	334
Maturities	214	169
Net sales (purchases) of short-term investments	54	(22)
Other	—	8
Net cash flows provided by (used in) investing activities	66	42
Financing activities
Dividends paid	(150)	(82)
Net cash flows provided by (used in) financing activities	(150)	(82)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash	(4)	0
Cash at beginning of period	6	6
Cash at end of period	$2	$6
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(4)	$1

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates, Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. ("AGM", and together with AGC, the “affiliated ceding companies”), account for nearly all of the new business written by the Company in 2015 and 2014.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall.

In the past, the Company had reinsured policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the ceding company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not reinsured new financial guaranty contracts on CDS since the beginning of 2009. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the affiliated ceding companies not entering into such new CDS since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated.

As of December 31, 2015 and December 31, 2014, the Company had issued financial guaranty contracts for three and eight, respectively, Variable interest entities ("VIEs") that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to foreign nonfunctional currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Expected loss to be paid (insurance and credit derivatives)	Note 4
Financial guaranty insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Credit derivatives (at fair value)	Note 7
Investments and cash	Note 8
Income taxes	Note 10

Future Application of Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact that this ASU will have on its Consolidated Financial Statements.

Short Duration Insurance Contracts

In May 2015, the FASB issued ASU 2015-09, Financial Services - Insurance (Topic 944) - Disclosures about Short-Duration Contracts. The primary objective of this ASU is to improve disclosures for insurance entities which issue short-duration contracts. The ASU 2015-09 will have no impact on the Company's financial statement disclosures. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company does not expect that ASU 2015-02 will have an effect on its Consolidated Financial Statements.

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AG Re, AGRO or one of their affiliated ceding companies, it generally awards that obligation the same rating it has assigned to the financial strength of the applicable insurer. Investors in products insured by AG Re, AGRO and their affiliated ceding companies frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company and the affiliated ceding companies manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s or the affiliated ceding companies' products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AG Re and AGRO were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to each of its companies, and may as a result of such assessment request that a rating agency add or drop a rating from certain of its companies. For example, the A.M. Best Company, Inc. ("Best") rating was first assigned to AGRO in 2015, while a Moody's Investors Service, Inc. ("Moody's") rating was dropped from AG Re and AGRO in 2015.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's have changed, multiple times, their financial strength ratings of AG Re, AGRO and their affiliated ceding companies, or changed the outlook on such ratings. More recently, Best have assigned financial strength ratings to AGRO. The rating agencies' most recent actions related to AGL's insurance subsidiaries are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AG Re, AGRO and the affiliated ceding companies to AA (stable outlook) from AA- (stable outlook); it most recently affirmed such ratings in a credit analysis issued on June 29, 2015.

•	Effective April 8, 2015, at the request of AG Re and AGRO, Moody's withdrew its financial strength ratings on AG Re and AGRO.

•	On May 5, 2015, Best assigned to AGRO a financial strength rating of A+ (Stable), which is their second highest rating.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AG Re and AGRO in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see the following:

•	Note 5, Financial Guaranty Insurance

•	Note 11, Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers of Assured Guaranty, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out. The AG Re Credit Committee reviews its underwriting guidelines and methodology with the AG Re board of directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company's ceding companies, particularly the Company's affiliates AGM and AGC, develop strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings. The Company generally assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit rating of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4% or 5% as of December 31, 2015 and 4.5% or 5% as of December 31, 2014, depending on the affiliated ceding company. (Risk-free rates are used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Public finance	$139,578	$156,294	$139,578	$156,294
Structured finance	7,684	10,496	7,665	10,322
Total financial guaranty	$147,262	$166,790	$147,243	$166,616

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance debt service was approximately $102 million as of December 31, 2015 and $127 million as of December 31, 2014, related to loans originated in Ireland.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$547	0.7%	$77	0.9%	$1,062	17.7%	$240	27.2%	$1,926	2.0%
AA	18,929	23.5	1,320	15.8	1,901	31.6	51	5.8	22,201	23.2
A	43,592	54.2	1,163	13.9	800	13.3	222	25.2	45,777	47.9
BBB	15,386	19.1	5,574	66.5	688	11.5	300	34.0	21,948	22.9
BIG	1,981	2.5	240	2.9	1,554	25.9	69	7.8	3,844	4.0
Total net par outstanding	$80,435	100.0%	$8,374	100.0%	$6,005	100.0%	$882	100.0%	$95,696	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$769	0.9%	$75	0.8%	$1,762	22.7%	$533	34.6%	$3,139	3.0%
AA	24,866	28.1	1,569	16.9	1,801	23.2	79	5.1	28,315	26.5
A	47,573	53.9	1,453	15.7	1,298	16.8	212	13.8	50,536	47.3
BBB	12,457	14.1	5,929	64.0	732	9.5	557	36.2	19,675	18.4
BIG	2,625	3.0	242	2.6	2,153	27.8	158	10.3	5,178	4.8
Total net par outstanding	$88,290	100.0%	$9,268	100.0%	$7,746	100.0%	$1,539	100.0%	$106,843	100.0%

Financial Guaranty Portfolio
by Sector

	As of December 31,
Sector	2015	2014
	(in millions)
Public finance:
U.S.:
General obligation	$35,103	$37,866
Tax backed	16,586	17,900
Municipal utilities	11,354	12,313
Transportation	6,042	7,428
Healthcare	3,996	4,341
Higher education	3,539	4,274
Infrastructure finance	2,124	2,088
Investor-owned utilities	496	518
Housing	305	532
Other public finance	890	1,030
Total public finance—U.S.	80,435	88,290
Non-U.S.:
Regulated utilities	3,740	4,349
Infrastructure finance	3,104	3,036
Pooled infrastructure	1,006	1,283
Other public finance	524	600
Total public finance—non-U.S.	8,374	9,268
Total public finance	$88,809	$97,558
Structured finance:
U.S.:
Insurance securitizations	$2,746	$2,989
Pooled corporate obligations	1,052	1,554
Residential mortgage-backed securities ("RMBS")	804	1,305
Consumer receivables	792	830
Commercial receivables	149	201
Commercial mortgage‑backed securities ("CMBS") and other commercial real estate related exposures	82	406
Other structured finance	380	461
Total structured finance—U.S.	6,005	7,746
Non-U.S.:
Pooled corporate obligations	608	1,003
Commercial receivables	228	403
RMBS	20	34
Other structured finance	26	99
Total structured finance—non-U.S.	882	1,539
Total structured finance	6,887	9,285
Total net par outstanding	$95,696	$106,843

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2015

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$24,287	$2,666	$26,953
5 to 10 years	18,443	1,578	20,021
10 to 15 years	15,963	740	16,703
15 to 20 years	13,237	826	14,063
20 years and above	16,879	1,077	17,956
Total net par outstanding	$88,809	$6,887	$95,696

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$1,143	$784	$54	$1,981	$80,435
Non-U.S. public finance	163	77	—	240	8,374
Structured finance:
First lien U.S. RMBS:
Prime first lien	41	8	9	58	96
Alt-A first lien	17	9	37	63	146
Option ARM	7	2	13	22	38
Subprime	9	15	45	69	292
Second lien U.S. RMBS	84	30	112	226	232
Total U.S. RMBS	158	64	216	438	804
Triple-X life insurance transactions	—	—	715	715	2,676
Trust preferred securities (“TruPS”)	150	32	—	182	856
Student loans	7	68	83	158	789
Other structured finance	125	5	0	130	1,762
Total	$1,746	$1,030	$1,068	$3,844	$95,696

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$2,177	$390	$58	$2,625	$88,290
Non-U.S. public finance	242	—	—	242	9,268
Structured finance:
First lien U.S. RMBS:
Prime first lien	23	10	46	79	117
Alt-A first lien	184	109	54	347	457
Option ARM	8	5	15	28	59
Subprime	45	40	48	133	386
Second lien U.S. RMBS	147	34	96	277	286
Total U.S. RMBS	407	198	259	864	1,305
Triple-X life insurance transactions	—	—	715	715	2,689
TruPS	216	—	82	298	1,084
Student loans	9	68	113	190	822
Other structured finance	236	7	1	244	3,385
Total	$3,287	$663	$1,228	$5,178	$106,843

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,555	$191	$1,746	86	10	96
Category 2	922	108	1,030	39	8	47
Category 3	1,046	22	1,068	91	11	102
Total BIG	$3,523	$321	$3,844	216	29	245

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,834	$453	$3,287	113	17	130
Category 2	539	124	663	40	14	54
Category 3	1,070	158	1,228	81	24	105
Total BIG	$4,443	$735	$5,178	234	55	289
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2015

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,157	$13,426	14.0%
New York	734	6,646	6.9
Pennsylvania	768	6,471	6.8
Texas	1,095	6,456	6.7
Illinois	604	5,817	6.1
Florida	277	4,631	4.8
New Jersey	397	3,437	3.6
Michigan	422	2,830	3.0
Massachusetts	153	1,939	2.0
Alabama	270	1,875	2.0
Other states and U.S. territories	3,093	26,907	28.1
Total U.S. public finance	8,970	80,435	84.0
U.S. Structured finance (multiple states)	520	6,005	6.3
Total U.S.	9,490	86,440	90.3
Non-U.S.:
United Kingdom	90	5,756	6.0
France	10	972	1.0
Australia	16	678	0.7
Italy	8	246	0.3
Scotland	3	228	0.2
Other	63	1,376	1.5
Total non-U.S.	190	9,256	9.7
Total	9,680	$95,696	100.0%

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.3 billion net par as of December 31, 2015, all of which are rated BIG.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits, until recently, were covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling. Oral arguments have been scheduled for March 22, 2016. Typical Supreme Court practice suggests a decision could be announced in June 2016, but there is no assurance that an opinion will be announced at such time, especially in light of the recent Supreme Court vacancy.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, is unpayable and that a comprehensive debt restructuring may be necessary, and he has made similar statements since then. On June 29, 2015 a report commissioned by the Commonwealth and authored by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund Dr. Anne Krueger and economists Dr. Ranjit Teja and Dr. Andrew Wolfe and calling for debt restructuring of all Puerto Rico bonds was released ("Krueger Report").

Puerto Rico Public Finance Corporation (“PFC”), a subsidiary of the GDB, failed to make most of an approximately $58 million Debt Service payment on August 3, 2015 and to make subsequent Debt Service payments because the Commonwealth’s legislature did not appropriate funds for payment.  The Company does not insure any obligations of the PFC. On January 1, 2016 Puerto Rico Infrastructure Finance Authority ("PRIFA") defaulted on payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had reinsured, the Company paid approximately $190 thousand of claims for the interest payments on which PRIFA had defaulted.

On September 9, 2015, the Working Group for the Fiscal and Economic Recovery of Puerto Rico (“Working Group”) established by the Governor published its “Puerto Rico Fiscal and Economic Growth Plan” (the “FEGP”). The FEGP projected that the Commonwealth would face a cumulative financing gap of $27.8 billion from fiscal year 2016 to fiscal year 2020 without corrective action. Various stakeholders and analysts have publicly questioned the accuracy of the $27.8 billion gap projected by the Working Group. The FEGP recommended economic development, structural, fiscal and institutional reform measures that it projects would reduce that gap to $14.0 billion. The Working Group asserts that the Commonwealth’s debt, including debt with a constitutional priority, is not sustainable. The FEGP included a recommendation that the Commonwealth’s advisors begin to work on a voluntary exchange offer to its creditors as part of the FEGP. The FEGP does not have the force of law and implementation of its recommendations would require actions by the governments of the Commonwealth and of the United States as well as the cooperation and agreement of various creditors.
On November 30, 2015, and December 8, 2015, the Governor issued executive orders (“Clawback Orders”) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA and Puerto Rico Convention Center District Authority ("PRCCDA"). On January 7, 2016 the affiliated ceding companies sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits reinsured by the Company impacted by the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.
On January 18, 2016 the Working Group published an updated FEGP that projected the cumulative financing gap beyond 2020 would continue to increase to $63.4 billion without corrective action. The Working Group followed that up with the publication on February 1, 2016, of a proposal for a voluntary exchange of $49.2 billion of tax supported debt into $26.5 billion of new mandatorily payable base bonds and $22.7 billion of growth bonds.

On April 6, 2016 the Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the “Moratorium Act”). The press reports that the Moratorium Act would purportedly empower the Governor to declare a moratorium, entity by entity, on debt service payments on debt of the commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. Any attempt to exercise the power to declare a moratorium on debt service payments purportedly granted by the Moratorium Act, if signed into law, may be unconstitutional, and the impact of any attempt to exercise such power on the Puerto Rico credits insured by the Company is uncertain. Shortly after signing it into law, the Governor used the authority of the Moratorium Act to declare an emergency period with respect to the Government Development Bank (the “GDB”), placing restrictions on its disbursements and certain of its other activities and moving the clearing of payroll of Commonwealth and GDB employees from the GDB. The Governor did not at that time declare a moratorium on debt payments by the GDB.

There have been a number of other proposals, plans and legislative initiatives offered in Puerto Rico and in the United States aimed at addressing Puerto Rico’s fiscal issues. Among the responses proposed is a federal financial control board and access to bankruptcy courts or another restructuring mechanism. U.S. House of Representatives Speaker Paul Ryan has asked that a legislative response be presented to the House of Representatives by the end of March 2016. The final shape and timing of responses to Puerto Rico’s distress eventually enacted or implemented by Puerto Rico or the United States, if any, and the impact of any such actions on obligations insured by the Company, is uncertain and may differ substantially from the recommendations of the Working Group or any other proposals or plans described in the press or offered to date or in the future.

S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.
PREPA

As of December 31, 2015, the Company had $239 million insured net par outstanding of PREPA obligations. In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations. Subsequently, most of the parties extended these forbearance agreements several times.

On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGM and AGC purchased $74 million aggregate principal amount of those bonds; the bonds were repaid in full in 2016.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (“RSA”) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction, which enables PREPA to achieve debt relief and more efficient capital markets financing, Assured Guaranty will issue surety insurance policies in an aggregate amount not expected to exceed $113 million in exchange for a market premium and to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing. Assured Guaranty's share of the bridge financing is approximately $15 million. Legislation purportedly meeting the requirements of the RSA was enacted on February 16, 2016.  The closing of the restructuring transaction, the issuance of the surety bonds and the closing of the bridge financing are subject to certain conditions, including confirmation that the enacted legislation meets all requirements of the RSA and execution of acceptable documentation and legal opinions.

There can be no assurance that the conditions in the RSA will be met or that, if the conditions are met, the RSA’s other provisions, including those related to the restructuring of the insured PREPA revenue bonds, will be implemented. In addition, the impact of the Moratorium Act or any attempt to exercise the power purportedly granted by the Moratorium Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

PRHTA

As of December 31, 2015, the Company had $225 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $50 million net par of PRHTA (Highway revenue) bonds. In March 2015, legislation was passed in the Commonwealth that would have supported proposals involving the GDB and PRIFA and would have, among other things, strengthened PRHTA. The proposals involved the issuance of up to $2.95 billion of bonds by PRIFA, but the Company believes the Commonwealth is no longer pursuing those proposals. In addition, PRHTA is one of the public corporations affected by the Clawback Orders.

Municipal Finance Agency
As of December 31, 2015, the Company had $116 million net par outstanding of bonds issued by the Puerto Rico Municipal Finance Agency (“MFA”) secured by a pledge of local property tax revenues. On October 13, 2015, AGC and AGM filed a motion to intervene in litigation between Centro de Recaudación de Ingresos Municipales (“CRIM”) and the GDB in which CRIM was seeking to ensure that the pledged tax revenues are, and will continue to be, available to support the MFA bonds. While the Company’s motion to intervene was denied, the GDB and CRIM have reported that they executed a new deed of trust that requires the GDB, as fiduciary, to keep the pledged tax revenues separate from any other GDB monies or accounts and that governs the manner in which the pledged revenues may be invested and dispersed.
The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Previously Subject to the Voided Recovery Act (2)	$688	$719	$1,226	$1,292
Not Previously Subject to the Voided Recovery Act	649	695	1,051	1,133
Total	$1,337	$1,414	$2,277	$2,425
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

(2)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling.

Puerto Rico
Net Par Outstanding

	As of December 31, 2015		As of December 31, 2014
	Total	Internal Rating	Total	Internal Rating
	(in millions)
Exposures Previously Subject to the Voided Recovery Act:
PREPA	$239	CC	$255	B-
PRHTA (Transportation revenue)(1)	225	CCC-	229	BB-
Puerto Rico Aqueduct and Sewer Authority	92	CCC	96	BB-
Puerto Rico Convention Center District Authority(1)	82	CCC-	87	BB-
PRHTA (Highway revenue)(1)	50	CCC	52	BB
Total	688		719

Exposures Not Previously Subject to the Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	480	CCC	506	BB
MFA	116	CCC-	132	BB-
Puerto Rico Public Buildings Authority	37	CCC	41	BB
Puerto Rico Sales Tax Financing Corporation	8	CCC+	8	BBB
Puerto Rico Infrastructure Finance Authority(1) (2)	8	CCC-	8	BB-
Total	649		695
Total net exposure to Puerto Rico	$1,337		$1,414
____________________

(1)
The Governor issued executive orders on November 30, 2015, and December 8, 2015, directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by PRHTA, PRIFA and PRCCDA. On January 7, 2016 the affiliated ceding companies sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that this attempt to “claw back” pledged taxes and revenues is unconstitutional, and demanding declaratory and injunctive relief.

(2)
On January 1, 2016 PRIFA defaulted on full payment of a portion of the interest due on its bonds on that date. For those PRIFA bonds the Company had reinsured, the Company paid approximately $190 thousand of claims for the interest payments on which PRIFA had defaulted.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The affiliated ceding companies guarantee payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the affiliated ceding companies would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2015

	Scheduled Net Par Amortization			Scheduled Net Debt Service Amortization
	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total
	(in millions)
2016	$25	$43	$68	$59	$77	$136
2017	8	44	52	41	75	116
2018	14	30	44	46	60	106
2019	19	33	52	51	61	112
2020	22	43	65	53	69	122
2021	13	18	31	43	41	84
2022	11	22	33	40	46	86
2023	30	14	44	59	36	95
2024	27	31	58	54	52	106
2025	24	33	57	49	53	102
2026 - 2030	163	84	247	267	164	431
2031 - 2035	136	186	322	209	241	450
2036 - 2040	115	60	175	154	68	222
2041 - 2045	39	8	47	56	8	64
2046 - 2047	42	—	42	45	—	45
Total	$688	$649	$1,337	$1,226	$1,051	$2,277

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2015

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure:
Non-infrastructure public finance(2)	$—	$135	$4	$38	$177
Infrastructure finance	46	4	—	—	50
Total sub-sovereign exposure	46	139	4	38	227
Non-sovereign exposure:
Regulated utilities	—	86	—	—	86
RMBS	5	14	—	—	19
Total non-sovereign exposure	5	100	—	—	105
Total	$51	$239	$4	$38	$332
Total BIG (See Note 4)	$50	$—	$3	$38	$91
 ____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, primarily Euros. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When an affiliated ceding company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction reinsured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $46 million to Selected European Countries (plus Greece) in transactions with $546 million of net par outstanding. The indirect exposure to credits with a nexus to Greece is $2 million across several highly rated pooled corporate obligations with net par outstanding of $59 million.

4.    Expected Loss to be Paid

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The Company has paid and expects to pay future losses on policies which fall under each of the two accounting models. The following provides a summarized description of the two accounting models, prescribed by GAAP, with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The two models are insurance and derivatives.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and loss adjustment expenses ("LAE") payments, expected recoveries in the transaction structures, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 5, Financial Guaranty Insurance.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 6, Fair Value Measurement and Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and expected and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the ceding company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers, if any.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The discount rate is updated each quarter and the effect of such changes is recorded in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible expected outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of R&W, and purchases of insured debt obligations by the affiliated ceding companies.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long duration of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period. Changes over a quarter in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a quarter in the Company’s loss estimates for its reinsured RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from loss mitigation activities; and other variables. Similarly, changes over a quarter in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. On the other hand, changes over a quarter in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the ceding companies' policy gives them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector, after the benefit for expected recoveries for breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

Year Ended December 31, 2015
(in millions)
Net expected loss to be paid, beginning of period	$401
Economic loss development due to:
Accretion of discount	10
Changes in discount rates	(4)
Changes in timing and assumptions	89
Total economic loss development	95
Paid losses	5
Net expected loss to be paid, end of period	$501

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014 (2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2015 (2)
	(in millions)
Public Finance:
U.S. public finance	$112	$103	$(11)	$204
Non-U.S public finance	8	(1)	—	7
Public Finance	120	102	(11)	211
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	0	(1)	0
Alt-A first lien	10	(24)	22	8
Option ARM	2	(1)	0	1
Subprime	16	0	(5)	11
Total first lien	29	(25)	16	20
Second lien	7	0	3	10
Total U.S. RMBS	36	(25)	19	30
Triple-X life insurance transactions	180	33	(5)	208
TruPS	6	(5)	—	1
Student loans	68	(10)	(4)	54
Other structured finance	(9)	0	6	(3)
Structured Finance	281	(7)	16	290
Total	401	95	5	501

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014 (2)
	(in millions)
Public Finance:
U.S. public finance	$161	$69	$(118)	$112
Non-U.S public finance	11	(3)	—	8
Public Finance	172	66	(118)	120
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	4	(3)	—	1
Alt-A first lien	22	(12)	—	10
Option ARM	1	(5)	6	2
Subprime	17	1	(2)	16
Total first lien	44	(19)	4	29
Second lien	0	(4)	11	7
Total U.S. RMBS	44	(23)	15	36
Triple-X life insurance transactions	91	93	(4)	180
TruPS	13	(7)	—	6
Student loans	52	16	—	68
Other structured finance	(7)	(2)	0	(9)
Structured Finance	193	77	11	281
Total	$365	$143	$(107)	$401
____________________

(1)	The Company paid $8 million and $8 million in LAE for the years ended December 31, 2015 and 2014, respectively.

(2)	Includes expected LAE to be paid of $4 million as of December 31, 2015 and $6 million as of December 31, 2014.

Future Net R&W Benefit
As of December 31, 2015, 2014 and 2013

	Future Net R&W Benefit as of December 31, 2015 (1)	Future Net R&W Benefit as of December 31, 2014	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien	$2	$31	$63
Second lien	2	2	3
Total	$4	$33	$66
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust for the affiliated ceding companies' benefit.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2015

	Financial Guaranty Insurance	Credit Derivatives(1) and Other	Total
	(in millions)
Public Finance:
U.S. public finance	$204	$—	$204
Non-U.S public finance	7	—	7
Public Finance	211	—	211
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	(1)	0
Alt-A first lien	8	—	8
Option ARM	1	0	1
Subprime	5	6	11
Total first lien	15	5	20
Second lien	10	—	10
Total U.S. RMBS	25	5	30
Triple-X life insurance transactions	205	3	208
TruPS	—	1	1
Student loans	54	—	54
Other structured finance	2	(5)	(3)
Structured Finance	286	4	290
Total	$497	$4	$501

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	Credit Derivatives(1) and Other	Total
	(in millions)
Public Finance:
U.S. public finance	$112	$—	$112
Non-U.S public finance	8	—	8
Public Finance	120	—	120
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	1
Alt-A first lien	14	(4)	10
Option ARM	2	—	2
Subprime	6	10	16
Total first lien	23	6	29
Second lien	7	—	7
Total U.S. RMBS	30	6	36
Triple-X life insurance transactions	178	2	180
TruPS	0	6	6
Student loans	68	—	68
Other structured finance	2	(11)	(9)
Structured Finance	278	3	281
Total	$398	$3	$401
___________________
(1)    Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2015

	Financial Guaranty Insurance	Credit Derivatives(1) and Other	Total
	(in millions)
Public Finance:
U.S. public finance	$103	$—	$103
Non-U.S public finance	(1)	—	(1)
Public Finance	102	—	102
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	0	0
Alt-A first lien	(1)	(23)	(24)
Option ARM	(1)	—	(1)
Subprime	0	0	0
Total first lien	(2)	(23)	(25)
Second lien	0	—	0
Total U.S. RMBS	(2)	(23)	(25)
Triple-X life insurance transactions	32	1	33
TruPS	0	(5)	(5)
Student loans	(10)	—	(10)
Other structured finance	0	0	0
Structured Finance	20	(27)	(7)
Total	$122	$(27)	$95

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	Credit Derivatives(1) and Other	Total
	(in millions)
Public Finance:
U.S. public finance	$69	$—	$69
Non-U.S public finance	(2)	(1)	(3)
Public Finance	67	(1)	66
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	—	(3)	(3)
Alt-A first lien	(5)	(7)	(12)
Option ARM	(3)	(2)	(5)
Subprime	2	(1)	1
Total first lien	(6)	(13)	(19)
Second lien	(4)	—	(4)
Total U.S. RMBS	(10)	(13)	(23)
Triple-X life insurance transactions	92	1	93
TruPS	(1)	(6)	(7)
Student loans	16	—	16
Other structured finance	(1)	(1)	(2)
Structured Finance	96	(19)	77
Total	$163	$(20)	$143
____________________
(1)    Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.3 billion net par as of December 31, 2015, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2015, the Company's net assumed exposure subject to the plan consists of $54 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2015, which incorporated the likelihood of the various outcomes, will be $204 million, compared with a net expected loss of $112 million as of December 31, 2014. Economic loss development in 2015 was $103 million, which was primarily attributable to Puerto Rico exposures.

Certain Selected European Country Sub-Sovereign Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's gross and net exposure to these Spanish credits is $38 million and to the Portuguese credits is $4 million. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's gross and net exposure to these Hungarian credits is $47 million, all of which is rated BIG. The Company estimated net expected losses of $6 million related to these Spanish, Portuguese and Hungarian credits. The economic benefit of approximately $1 million during 2015 was primarily related to changes in the exchange rate between the Euro and US Dollar and certain assumption updates.

Infrastructure Finance

As of December 31, 2015, the Company has reinsurance exposure of approximately $435 million to infrastructure transactions with refinancing risk. The Company may be required to make claim payments on such exposure, the aggregate amount of the claim payments may be substantial and, although the Company may not experience ultimate loss on a particular transaction, reimbursement may not occur for an extended time. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such claim payments. However, the recovery of such amounts is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. As of December 31, 2015, the Company estimated total claims for the two largest transactions with significant refinancing risk, assuming no refinancing, and based on certain performance assumptions could be $240 million on a gross basis; such claims would occur from 2017 through 2022. Of such $240 million in estimated gross claims, an estimated $163 million relates to obligations of Skyway Concession Company LLC (“SCC”), which owned the concession for the Chicago Skyway toll road. On February 25, 2016, a consortium of three Canadian pension plans purchased SCC for $2.8 billion and the various SCC obligations reinsured by the Company were retired without a claim on the Company.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Ceding companies have been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools, and by reaching agreements with certain R&W providers in early October 2015, the affiliated ceding companies have completed their active pursuit of significant R&W claims. The Company calculates a credit for R&W recoveries to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers, which are described in more detail under "Breaches of Representations and Warranties" below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2015 Compared to Year-End 2014 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2015 as it used as of December 31, 2014, except that, for its first lien RMBS loss projections for 2015, it shortened by twelve months the period it is projecting it will take in the base case to reach the final CDR as compared with December 31, 2014. The methodology and revised assumptions the Company used to project first lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime", and the methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections."

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses of approximately $4 million (before adjustments for settlements) in 2014.
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most home equity lines of credit ("HELOC") projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of $4 million in expected losses in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase in $2 million in expected losses in the Company's base case as of December 31, 2014.
U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2015	December 31, 2014
Current Loans Modified in the Previous 12 Months
Alt A and Prime	25%	25%
Option ARM	25	25
Subprime	25	25
Current Loans Delinquent in the Previous 12 Months
Alt A and Prime	25	25
Option ARM	25	25
Subprime	25	25
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	40	40
Subprime	45	35
60 – 89 Days Delinquent
Alt-A and Prime	45	50
Option ARM	50	55
Subprime	55	40
90+ Days Delinquent
Alt-A and Prime	55	60
Option ARM	60	65
Subprime	60	55
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	65	75
Option ARM	70	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 7.5 years after the initial 36-month CDR plateau period, which is twelve months shorter than assumed at December 31, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2015				As of December 31, 2014
	Range			Weighted Average	Range			Weighted Average
Alt-A First Lien
Plateau CDR	2.5%	-	26.4%	7.7%	2.0%	-	13.4%	9.3%
Intermediate CDR	0.5%	-	5.3%	1.5%	0.4%	-	2.7%	1.9%
Period until intermediate CDR	48 months				48 months
Final CDR	0.1%	-	1.3%	0.4%	0.1%	-	0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%				60.0%
2006	70.0%				70.0%
2007	65.0%				65.0%
Initial CPR	2.7%	-	32.5%	6.2%	1.7%	-	21.0%	5.1%
Final CPR(2)	15%				15%
Option ARM
Plateau CDR	3.5%	-	10.3%	7.9%	4.3%	-	14.2%	10.9%
Intermediate CDR	0.7%	-	2.1%	1.6%	0.9%	-	2.8%	2.2%
Period until intermediate CDR	48 months				48 months
Final CDR	0.2%	-	0.5%	0.4%	0.2%	-	0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%				60.0%
2006	70.0%				70.0%
2007	65.0%				65.0%
Initial CPR	1.5%	-	10.9%	2.7%	1.1%	-	11.8%	3.3%
Final CPR(2)	15%				15%
Subprime
Plateau CDR	3.6%	-	27.1%	9.7%	3.0%	-	22.3%	10.8%
Intermediate CDR	0.7%	-	5.4%	1.9%	0.6%	-	4.5%	2.2%
Period until intermediate CDR	48 months				48 months
Final CDR	0.2%	-	1.4%	0.5%	0.2%	-	1.1%	0.5%
Initial loss severity:
2005 and prior	75.0%				75.0%
2006	90.0%				90.0%
2007	90.0%				90.0%
Initial CPR	0.0%	-	10.1%	3.4%	0.0%	-	10.5%	3.4%
Final CPR(2)	15%				15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2014.

 In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2015. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2015 as it used as of December 31, 2014, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $0.4 million for Alt-A first liens, $0.3 million for Option ARM, $2 million for subprime and $48 thousand for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years (and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $1 million for Alt-A first liens, $0.5 million for Option ARM, $3 million for subprime and $0.2 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $0.1 million for subprime transactions and would decrease from current projections by approximately $41 thousand for Alt-A first liens, $0.5 million for Option ARM and $5 thousand for prime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $0.4 million for Alt-A first liens, $1 million for Option ARM, $1 million for subprime and $46 thousand for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both HELOC and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of December 31, 2015, were from 10% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2014.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used at December 31, 2014. For December 31, 2015 the Company used the approach it had refined in the third quarter of 2015 to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR but increased those additional resulting defaults. Under this refined approach, transactions that have worse than average expected experience will have higher defaults and transactions where borrowers are receiving modifications so that they will not default when their interest only period ends will have higher losses.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2015 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. Based on experience, the Company changed this assumption from the assumption it had used as at December 31, 2014, when it assumed it would generally recover 10% or less of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR at December 31, 2014. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2015 and three scenarios at December 31, 2014. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

Most of the Company's projected second lien RMBS losses are from HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

	As of December 31, 2015				As of December 31, 2014
	Range			Weighted Average	Range			Weighted Average
Plateau CDR	4.4%	-	34.4%	10.7%	0.0%	-	33.6%	4.5%
Final CDR trended down to	0.5%	-	3.2%	1.2%	0.0%	-	3.2%	1.2%
Period until final CDR	34 months				34 months
Initial CPR	10.9%				0.0%	-	41.5%	11.5%
Final CPR(2)	10.0%	-	15.0%	13.3%	15.0%	-	41.5%	15.0%
Loss severity	98.0%				90%	-	98%	90.7%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $3 million for HELOC transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans were transferred into a securitization, the loan originator(s) and/or sponsor(s) provided R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. The affiliated ceding companies have pursued such breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the affiliated ceding companies sometimes chose to initiate litigation. The affiliated ceding companies' success in pursuing these strategies permitted the affiliated ceding companies to enter into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. In some instances, the entity providing the R&W (or an affiliate of that entity) also benefited from credit protection sold by the affiliated ceding companies through a CDS, and the affiliated ceding companies entered into an agreement terminating the CDS protection it provided (and so avoiding future losses on that transaction), again in return for releases of related liability by the affiliated ceding companies and in certain instances other consideration.

Through December 31, 2015 the affiliated ceding companies have caused entities providing R&Ws to pay, or agree to pay, or to terminate or agree to terminate insurance protection on future projected losses of, approximately $4.2 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the affiliated ceding companies have provided insurance. To the extent the Company provided reinsurance with respect to such transactions, the Company received its proportionate share of the benefit.

The Company has included in its net expected loss estimates as of December 31, 2015 an estimated net benefit of $4 million (net of reinsurance), all of which is projected to be received pursuant to existing agreements that the affiliated ceding companies have with R&W providers or is otherwise collateralized. The affiliated ceding companies are no longer actively pursuing R&W providers where they do not have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the affiliated ceding companies have agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2015 aggregate lifetime collateral losses on those transactions was $4.4 billion, and the affiliated ceding companies were projecting in its base case that such collateral losses would eventually reach $5.2 billion. Bank of America's reimbursement obligation is secured by $543 million of collateral held in trust for the affiliated ceding companies' benefit.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse the affiliated ceding companies for certain claims they pay in the future on eight first and second lien transactions, including 80% of claims they pay on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2015, the affiliated ceding companies were projecting in their base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank’s reimbursement obligation is secured by $71 million of collateral held in trust for the affiliated ceding companies' benefit.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving the Company's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $54 million of collateral held in trust for the affiliated ceding companies' benefit.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

Triple-X Life Insurance Transactions

The Company had $2.7 billion of net par exposure to Triple-X life insurance transactions as of December 31, 2015. Two of these transactions, with $715 million of net par outstanding, are rated BIG. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X life insurance securitization transactions, which include the two BIG-rated transactions, the amounts raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In the case of the two BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2015, the Company’s projected net expected loss to be paid is $208 million. The economic loss development during 2015 was approximately $33 million, which was due primarily to changes in interest rates (including LIBOR), changes in life insurance mortality projections as well as assumption updates related to future transaction cashflows.

Student Loan Transactions

The Company has reinsured $0.8 billion net par of student loan securitizations issued by private issuers and that it classifies as structured finance. Of this amount, $158 million is rated BIG. The Company is projecting approximately $54 million of net expected loss to be paid on these transactions. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic benefit during 2015 was approximately $10 million, which was driven primarily by a partial commutation by the underlying insurer during the first quarter of 2015.

Other structured finance

The Company's other structured finance exposures include $130 million net par rated BIG, primarily consisting of commercial receivables. The Company has expected loss to be recovered of $3 million as of December 31, 2015. The economic loss development during 2015 was approximately flat.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (“Ambac”) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer certain taxes and revenues pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority, the Puerto Rico Convention Center District Authority and the Puerto Rico Infrastructure Financing Authority.  The action is still in its early stages.

Triple-X Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. ("AGUK") filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager for a triple-X life insurance transaction, Orkney Re II plc ("Orkney"), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full.

5.	Financial Guaranty Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2015	2014
	(in millions)
Scheduled net earned premiums	$87	$95
Acceleration of net earned premiums (1)	57	35
Accretion of discount on net premiums receivable	5	6
Financial guaranty insurance net earned premiums	149	136
Other	0	3
Net earned premiums	$149	$139
 ___________________

(1)	Reflects the unscheduled refunding or termination of the insurance on an insured obligation as well as changes in scheduled earnings due to changes in the expected lives of the insured obligations.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2015	2014
	(in millions)
Beginning of period, December 31	$201	$237
Gross premium written, net of commissions on assumed business	44	52
Gross premiums received, net of commissions on assumed business	(47)	(69)
Adjustments:
Changes in the expected term	(11)	(19)
Accretion of discount, net of commissions on assumed business	3	4
Foreign exchange translation	(3)	(4)
End of period, December 31	$187	$201

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 23% and 23% of installment premiums at December 31, 2015 and 2014, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$24
2016 (April 1 – June 30)	4
2016 (July 1 – September 30)	4
2016 (October 1 – December 31)	4
2017	17
2018	16
2019	15
2020	14
2021-2025	57
2026-2030	37
2031-2035	26
After 2035	18
Total	$236

Scheduled Financial Guaranty Net Earned Premiums

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$20
2016 (April 1 – June 30)	20
2016 (July 1 – September 30)	20
2016 (October 1 – December 31)	19
Subtotal 2016	79
2017	73
2018	67
2019	63
2020	59
2021-2025	242
2026-2030	159
2031-2035	95
After 2035	71
Net unearned premium reserve	908
Future accretion	65
Total future net earned premiums	$973

Selected Information for Financial Guaranty Policies Paid in Installments

	As of December 31, 2015	As of December 31, 2014
	(dollars in millions)
Premiums receivable, net of commission payable	$187	$201
Gross unearned premium reserve	246	269
Weighted‑average risk-free rate used to discount premiums	3.2%	3.2%
Weighted‑average period of premiums receivable (in years)	8.8	8.9

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance, and reported net. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs costs include expenses such as ceding commissions expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses, which include LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2015	2014
	(in millions)
Beginning of period	$288	$305
Ceded commissions deferred	18	20
Costs amortized during the period	(41)	(37)
End of period	$265	$288

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 6, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.25% as of December 31, 2015 and 0.0% to 2.95% as of December 31, 2014. Financial guaranty insurance expected LAE reserve was $3 million as of December 31, 2015 and $5 million as of December 31, 2014.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2015			As of December 31, 2014
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$176	$—	$176	$90	$2	$88
Non-U.S public finance	6	—	6	8	—	8
Public Finance	182	—	182	98	2	96
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	1	0	—	0
Alt-A first lien	7	—	7	14	—	14
Option ARM	2	1	1	3	—	3
Subprime	7	2	5	8	2	6
First lien	17	3	14	25	2	23
Second lien	11	2	9	8	3	5
Total U.S. RMBS	28	5	23	33	5	28
Triple-X life insurance transactions	196	—	196	168	—	168
TruPS	—	—	—	0	—	0
Student loans	51	—	51	64	—	64
Other structured finance	3	—	3	4	6	(2)
Structured Finance	278	5	273	269	11	258
Total(1)	$460	$5	$455	$367	$13	$354
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Loss and LAE reserve, net	$460	$367
Salvage and subrogation recoverable	(5)	(13)
Net reserves (salvage)	$455	$354

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
Net expected loss to be paid	$497
Salvage and subrogation recoverable	5
Loss and LAE reserve, net of reinsurance	(459)
Net expected loss to be expensed (present value)	$43

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2015
(in millions)
2016 (January 1 – March 31)	$1
2016 (April 1 – June 30)	1
2016 (July 1 – September 30)	1
2016 (October 1 – December 31)	1
Subtotal 2016	4
2017	3
2018	3
2019	3
2020	2
2021-2025	11
2026-2030	8
2031-2035	6
After 2035	3
Net expected loss to be expensed	43
Discount	271
Total expected future loss and LAE	$314

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014
	(in millions)
Public Finance:
U.S. public finance	$102	$76
Non-U.S. public finance	(1)	(2)
Public finance	101	74
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	—	0
Alt-A first lien	(1)	(4)
Option ARM	(1)	(2)
Subprime	1	2
First lien	(1)	(4)
Second lien	(1)	(5)
Total U.S. RMBS	(2)	(9)
Triple-X life insurance transactions	33	89
TruPS	0	0
Student loans	(8)	17
Other structured finance	0	(2)
Structured finance	23	95
Total loss and LAE	$124	$169

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	86	39	91	216
Remaining weighted-average contract period (in years)	11.1	15.4	14.4	13.2
Outstanding exposure:
Principal	$1,555	$922	$1,046	$3,523
Interest	871	731	194	1,796
Total	$2,426	$1,653	$1,240	$5,319
Expected cash outflows (inflows)	$51	$266	$533	$850
Potential recoveries
Undiscounted R&W	0	(1)	(3)	(4)
Other(2)	(10)	(14)	(54)	(78)
Total potential recoveries	(10)	(15)	(57)	(82)
Subtotal	41	251	476	768
Discount	(4)	(74)	(193)	(271)
Present value of expected cash flows	$37	$177	$283	$497
Unearned premium reserve	$17	$18	$14	$49
Reserves (salvage)	$24	$161	$269	$454

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	113	40	81	234
Remaining weighted‑average contract period (in years)	12.7	13.5	15.6	13.5
Outstanding exposure:
Principal	$2,834	$539	$1,070	$4,443
Interest	1,860	363	246	2,469
Total	$4,694	$902	$1,316	$6,912
Expected cash outflows (inflows)	$229	$135	$575	$939
Potential recoveries
Undiscounted R&W	(1)	(1)	(4)	(6)
Other(2)	(193)	(4)	(29)	(226)
Total potential recoveries	(194)	(5)	(33)	(232)
Subtotal	35	130	542	707
Discount	(5)	(42)	(262)	(309)
Present value of expected cash flows	$30	$88	$280	$398
Unearned premium reserve	$51	$8	$26	$85
Reserves (salvage)	$10	$80	$268	$358
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

(2)	Includes excess spread and draws on HELOCs.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the affiliated ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $7 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $23 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2015, the Company had assumed exposure of approximately $1.4 billion net par of VRDOs, of which approximately $67 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.	Fair Value Measurement

The Company carries a significant portion of its assets at fair value, as well as its credit derivatives. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2015, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2015, the Company used models to price two fixed-maturity securities, which was 0.05% or $1 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2015, 99.5% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2015 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

•	The rates used to discount future expected premium cash flows ranged from 0.44% to 2.51% at December 31, 2015, and 0.26% to 2.70% at December 31, 2014.

The affiliated ceding companies obtain gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of December 31, 2015	As of December 31, 2014
Based on actual collateral specific spreads	20%	16%
Based on market indices	29%	48%
Provided by the CDS counterparty	51%	36%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 20% and 18% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2015 and December 31, 2014, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's and AGM's credit spreads narrow, the cost to hedge AGC's and AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's and AGC's credit spreads widen, the cost to hedge AGM's and AGC's name increases causing more transactions to price at previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium the affiliated ceding companies receive per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2015 and December 31, 2014, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the affiliated ceding company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities generally consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$271	$—	$271	$—
U.S. government and agencies	121	—	121	—
Corporate securities	719	—	719	—
Mortgage-backed securities:
RMBS	524	—	523	1
Commercial mortgage-backed securities ("CMBS")	256	—	256	—
Asset-backed securities	100	—	100	—
Total fixed-maturity securities	1,991	—	1,990	1
Short-term investments	44	35	9	—
Credit derivative assets	30	—	—	30
Total assets carried at fair value	$2,065	$35	$1,999	$31
Liabilities:
Credit derivative liabilities	$81	$—	$—	$81
Total liabilities carried at fair value	$81	$—	$—	$81

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$236	$—	$236	$—
U.S. government and agencies	126	—	126	—
Corporate securities	645	—	645	—
Mortgage-backed securities:
RMBS	570	—	569	1
CMBS	367	—	367	—
Asset-backed securities	89	—	89	—
Foreign government securities	8	—	8	—
Total fixed-maturity securities	2,041	—	2,040	1
Short-term investments	98	31	67	—
Credit derivative assets	3	—	—	3
Total assets carried at fair value	$2,142	$31	$2,107	$4
Liabilities:
Credit derivative liabilities	$202	$—	$—	$202
Total liabilities carried at fair value	$202	$—	$—	$202

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2015 and 2014.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2015

	Fixed-Maturity Securities
	RMBS		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2014	$1		$(199)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	146	(4)
Other comprehensive income (loss)	0		—
Settlements	0		2
Fair value as of December 31, 2015	$1		$(51)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2015	$0		$58

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	RMBS		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2013	$1		$(371)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	173	(4)
Other comprehensive income (loss)	0		—
Settlements	0		(1)
Fair value as of December 31, 2014	$1		$(199)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2014	$0		$70
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description(1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$1	CPR	3.8%	-	6.3%	4.7%
		CDR	4.7%	-	5.8%	5.4%
		Loss severity	60.0%	-	80.0%	72.7%
		Yield	5.2%	-	8.1%	7.1%
Liabilities:
Credit derivative liabilities, net	(51)	Year 1 loss estimates	0.0%	-	41.0%	0.6%
		Hedge cost (in bps)	32.8	-	282.0	94.9
		Bank profit (in bps)	3.9	-	1,017.5	141.0
		Internal floor (in bps)	7.0	-	100.0	26.8
		Internal credit rating	AAA	-	CCC	AA-
____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description(1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$1	CPR	4.2%	-	4.3%	4.2%
		CDR	2.7%	-	4.5%	3.5%
		Loss severity	62.5%	-	83.0%	71.6%
		Yield	6.5%	-	10.0%	8.1%
Liabilities:
Credit derivative liabilities, net	(199)	Year 1 loss estimates	0.0%	-	93.0%	2.8%
		Hedge cost (in bps)	20.0	-	243.8	82.7
		Bank profit (in bps)	1.0	-	994.4	188.2
		Internal floor (in bps)	7.0	-	100.0	25.4
		Internal credit rating	AAA	-	CCC	A+
____________________
(1)    Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$1,991	$1,991	$2,041	$2,041
Short-term investments	44	44	98	98
Loan receivable from affiliate	90	89	90	88
Credit derivative assets	30	30	3	3
Other assets	25	25	21	21
Liabilities:
Financial guaranty insurance contracts(1)	1,168	3,020	1,156	2,197
Credit derivative liabilities	81	81	202	202
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

7.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts or assumed from its affiliated or third party ceding companies, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. The ceding companies generally may not unilaterally terminate a CDS contract; however, ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 12.1 years at December 31, 2015 and 10.0 years at December 31, 2014. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Net Par Outstanding and Ratings

	As of December 31, 2015		As of December 31, 2014
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations	$402	AAA	$920	AAA
Synthetic investment grade pooled corporate	61	AAA	61	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	612	BBB	757	BB+
Market value CDOs of corporate obligations	106	AAA	124	AAA
Total pooled corporate obligations	1,181	A+	1,862	AA-
U.S. RMBS:
Option ARM and Alt-A first lien	64	AA-	368	BB+
Subprime first lien	174	AA	230	A
Prime first lien	29	BB	37	B
Closed-end second lien	0	CCC	1	A-
Total U.S. RMBS	267	AA-	636	BBB
CMBS	82	AAA	380	AAA
Other	2,081	A+	2,400	AA-
Assumed from affiliates	3,611	AA-	5,278	A+
Assumed from third parties	17	AA	45	AA
Direct	—	—	2	B+
Total	$3,628	AA-	$5,325	A+

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.0 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the affiliated ceding company to attach at AAA levels at origination. The remaining $1.1 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2015		As of December 31, 2014
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$795	21.9%	$1,556	29.2%
AA	1,538	42.4	1,926	36.2
A	383	10.6	385	7.2
BBB	591	16.3	723	13.6
BIG	321	8.8	735	13.8
Credit derivative net par outstanding	$3,628	100.0%	$5,325	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2015	2014
	(in millions)
Realized gains on credit derivatives	$4	$7
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	17	(7)
Realized gains (losses) and other settlements on credit derivatives	21	0
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	9	(5)
U.S. RMBS	98	174
Other	18	4
Net change in unrealized gains (losses) on credit derivatives	125	173
Net change in fair value of credit derivatives	$146	$173

Realized Gain and Loss
from Terminations of Credit Derivative Contracts

	Year Ended December 31,
	2015	2014
	(in millions)
Realized gains on credit derivatives	$0.8	$0.1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(3)	(7)

During 2015, unrealized fair value gains were generated primarily as a result of CDS terminations. One of the affiliated ceding companies reached a settlement agreement with one CDS counterparty to terminate five Alt-A first lien CDS transactions resulting in unrealized fair value gains of $66 million and was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The remainder of the fair value gains for the period were a result of tighter implied net spreads across all sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in affiliated ceding companies' name, particularly for the one year CDS spread. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on the affiliated ceding companies increased, the implied spreads that the Company would expect to receive on these transactions decreased. Finally, during 2015, there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the affiliated ceding company now expects recoveries. This refinement resulted in approximately $7 million in fair value gains in 2015.

During 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Option ARM and subprime sectors. This is primarily due to a significant unrealized fair value gain in the Option ARM and Alt-A first lien sector of approximately $101 million, as a result of the terminations of three large Alt-A first lien resecuritization transactions and one Option ARM first lien transaction during the period. In addition, there was an unrealized gain of approximately $93 million related to the change in index used to determine fair value during the fourth quarter of 2014. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the affiliated ceding company’s Option ARM and Alt-A first lien securitizations. The unrealized fair value gains were partially offset by unrealized fair value losses generated by wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in the affiliated ceding companies’ name, as the market cost of the affiliated ceding companies credit protection decreased during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the affiliated ceding company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on the affiliated ceding companies decreased, the implied spreads that the affiliated ceding company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Five-year CDS spread	376	323	460
One-year CDS spread	139	80	185

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of Assured Guaranty
Credit Spreads

	As of December 31, 2015	As of December 31, 2014
	(in millions)
Fair value of credit derivatives before effect of Assured Guaranty credit spread	$(241)	$(450)
Plus: Effect of Assured Guaranty insurance subsidiaries' credit spread	190	251
Net fair value of credit derivatives	$(51)	$(199)

The fair value of CDS contracts at December 31, 2015 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as TruPS and pooled corporate securities. Comparing December 31, 2015 with December 31, 2014, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the runoff of par outstanding and termination of CDS contracts resulted in a gain of approximately $209 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 4) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered(1)
Asset Type	As of December 31, 2015	As of December 31, 2014	As of December 31, 2015	As of December 31, 2014
	(in millions)
Pooled corporate obligations	$(6)	$(15)	$(1)	$(6)
U.S. RMBS	11	(112)	(5)	(6)
CMBS	0	0	—	—
Other	(56)	(72)	3	5
Total	$(51)	$(199)	$(3)	$(7)
____________________

(1)	Includes R&W benefit of $0.1 million as of December 31, 2015 and $26 million as of December 31, 2014.

Ratings Sensitivities of Credit Derivative Contracts

Under AGRO's CDS contracts, it was required to post eligible securities as collateral-generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement was based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of December 31, 2015, AGRO had no exposure to CDS contracts. As of December 31, 2014, AGRO had posted approximately $1 million of collateral in respect of approximately $3 million of par insured.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on its affiliated ceding company AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2015

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(121)	$(70)
50% widening in spreads	(86)	(35)
25% widening in spreads	(69)	(18)
10% widening in spreads	(58)	(7)
Base Scenario	(51)	—
10% narrowing in spreads	(44)	7
25% narrowing in spreads	(33)	18
50% narrowing in spreads	(17)	34
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $25 million and $21 million as of December 31, 2015 and December 31, 2014, respectively.

Net Investment Income

	Year Ended December 31,
	2015	2014
	(in millions)
Income from fixed-maturity securities	$70	$71
Interest income from loan receivable from affiliate	3	3
Gross investment income	73	74
Investment expenses	(2)	(2)
Net investment income	$71	$72

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2015	2014
	(in millions)
Gross realized gains on investment portfolio	$3	$6
Gross realized losses on investment portfolio	(1)	(4)
Other-than-temporary impairment	(1)	0
Net realized investment gains (losses)	$1	$2

There was no credit losses balance as of December 31, 2015 and December 31, 2014 for fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	13%	$259	$13	$(1)	$271	0	AA
U.S. government and agencies	6	109	12	0	121	—	AA+
Corporate securities	35	701	22	(4)	719	—	A+
Mortgage-backed securities(4):
RMBS	26	510	17	(3)	524	1	AA+
CMBS	13	253	4	(1)	256	—	AAA
Asset-backed securities	5	99	1	0	100	—	AAA
Foreign government securities	0	0	0	—	0	—	AA+
Total fixed-maturity securities	98	1,931	69	(9)	1,991	1	AA
Short-term investments	2	44	0	—	44	—	AAA
Total investment portfolio	100%	$1,975	$69	$(9)	$2,035	$1	AA

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	11%	$221	$15	$0	$236	0	AA
U.S. government and agencies	5	110	16	0	126	—	AA+
Corporate securities	30	615	31	(1)	645	—	A+
Mortgage-backed securities(4):
RMBS	27	550	22	(2)	570	1	AA+
CMBS	17	357	10	0	367	—	AAA
Asset-backed securities	4	87	2	0	89	0	AAA
Foreign government securities	1	8	0	—	8	—	AA-
Total fixed-maturity securities	95	1,948	96	(3)	2,041	1	AA
Short-term investments	5	98	0	0	98	—	AA+
Total investment portfolio	100%	$2,046	$96	$(3)	$2,139	$1	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 15, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 71% of mortgage backed securities as of December 31, 2015 and 64% as of December 31, 2014 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Under the Company's investment guidelines, securities rated lower than A-/A3 by S&P or Moody’s are typically not purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2015 and December 31, 2014 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2015 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$26	$15	$44	$41	AA
California	3	15	25	43	42	AA-
New York	—	14	21	35	33	AA+
Illinois	13	2	9	24	24	A
North Carolina	—	—	16	16	15	AA
Connecticut	15	—	—	15	15	AA-
Washington	—	—	11	11	11	AA
Missouri	—	—	10	10	8	AA+
Maryland	—	1	6	7	7	AA-
Ohio	—	2	4	6	6	AA+
All others	9	4	40	53	51	AA-
Total	$43	$64	$157	$264	$253	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$27	$9	$39	$36	AA
California	3	16	18	37	35	AA-
New York	—	10	16	26	24	AA
Illinois	14	2	6	22	21	A
Connecticut	16	—	—	16	16	AA-
North Carolina	—	—	12	12	11	AA+
Missouri	—	—	10	10	8	AA+
Washington	—	—	9	9	9	AA-
Ohio	—	2	4	6	5	AA+
Pennsylvania	6	—	—	6	6	AA-
All others	3	3	40	46	43	AA-
Total	$45	$60	$124	$229	$214	AA-
____________________

(1)
Excludes $7 million and $7 million as of December 31, 2015 and 2014, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2015		As of December 31, 2014
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Water and sewer	$38	$36	$20	$18
Transportation	27	26	23	23
Tax backed	26	24	25	22
Higher education	25	24	21	19
Municipal utilities	21	20	20	19
Healthcare	15	14	11	11
Other	5	5	4	4
Total	$157	$149	$124	$116

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$46	$(1)	$1	$0	$47	$(1)
U.S. government and agencies	1	0	—	—	1	0
Corporate securities	189	(4)	5	0	194	(4)
Mortgage-backed securities
RMBS	131	(2)	15	(1)	146	(3)
CMBS	66	(1)	2	0	68	(1)
Asset-backed securities	45	0	—	—	45	0
Total	$478	$(8)	$23	$(1)	$501	$(9)
Number of securities		10		137		147
Number of securities with other-than-temporary impairment		—		—		—

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$—	—	11	$0	$11	$0
U.S. government and agencies	0	0	2	0	2	0
Corporate securities	40	0	55	(1)	95	(1)
Mortgage-backed securities
RMBS	26	0	69	(2)	95	(2)
CMBS	19	0	19	0	38	0
Asset-backed securities	2	0	4	0	6	0
Total	$87	$0	$160	$(3)	$247	$(3)
Number of securities		27		45		72
Number of securities with other-than-temporary impairment		—		1		1

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2015, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2015 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2015

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$32	$32
Due after one year through five years	432	455
Due after five years through 10 years	440	445
Due after 10 years	264	279
Mortgage-backed securities:
RMBS	510	524
CMBS	253	256
Total	$1,931	$1,991

The investment portfolio contains securities and cash that are held in trust for the benefit of affiliated and third party reinsurers in accordance with statutory requirements in the amount of $1,152 million and $1,302 million as of December 31, 2015 and December 31, 2014, respectively, based on fair value.

The Company had no pledged securities to secure its obligations under its CDS exposure as of December 31, 2015. The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $1 million as of December 31, 2014.

No material investments of the Company were non-income producing for years ended December 31, 2015 and 2014, respectively.

9.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. GAAP differs in certain significant respects from statutory accounting practices prescribed or permitted by Bermuda insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	acquisition costs on upfront premiums are charged to operations as incurred, rather than over the period that related premiums are earned;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus rather than reflected as assets under GAAP;

•
insured credit derivatives are accounted for as insurance contracts (except that loss reserves on insured credit derivatives are not net of unearned premium reserve), rather than as derivative contracts measured at fair value;

•
Loss reserves on non derivative contracts are net of unearned premium, which is offset by deferred acquisition costs, rather than only unearned premium. Loss reserves include a statutory reserve which includes a discount safety margin and statutory catastrophe reserve.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)
AG Re	$984	$1,114	$51	$28

Contingency Reserves
On July 15, 2013, AGM and its wholly-owned subsidiary Assured Guaranty (Europe) Ltd. ("AGE") (together, the "AGM Group") and AGC, were notified that the New York State Department of Financial Services ("NYDFS") and the Maryland Insurance Administration (“MIA”) do not object to the AGM Group and AGC, respectively, reassuming all of the outstanding contingency reserves that the AGM Group and AGC had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re. The insurance regulators permitted the AGM Group and AGC to reassume the contingency reserves in increments over three years. In the third quarter of 2015, the AGM Group and AGC each reassumed their respective final installments and as of December 31, 2015, the AGM Group and AGC had collectively reassumed an aggregate of approximately $522 million.

From time to time, AGM and AGC have obtained the approval of their regulators to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2015, on the latter basis, AGM obtained the NYDFS's approval for a contingency reserve release of approximately $253 million and AGC obtained the MIA's approval for a contingency reserve release of approximately $134 million. In addition, Municipal Assurance Corp. ("MAC") also released approximately $56 million of contingency reserves, which consisted of the assumed contingency reserves maintained by MAC, as reinsurer of AGM, in respect of the same obligations that were the subject of AGM's $253 million release.

With respect to the regular, quarterly contributions to contingency reserves required by the applicable Maryland and New York laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category.  In accordance with such laws and regulations, and with the approval of the MIA and the NYDFS, respectively, AGC ceased making quarterly contributions to its contingency reserves for both municipal and non-municipal business and AGM ceased making quarterly contributions to its contingency reserves for non-municipal business, in each case beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGC and AGM satisfy the foregoing condition for their applicable lines of business.

Dividend Restrictions and Capital Requirements
Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital) that would reduce AG Re's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Bermuda Monetary Authority ("Authority"). Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $246 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2016 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $127 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to the limit of its outstanding statutory surplus, which is $140 million. Such dividend capacity is further limited by the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements. As of December 31, 2015, AG Re had unencumbered assets of approximately $640 million.

Dividends Paid

	Year Ended December 31,
	2015	2014
	(in millions)
Dividends paid by AG Re to AGL	$150	$82

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file their own consolidated federal income tax return ("AGOUS consolidated return group"). AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by the Company’s subsidiaries, with its U.S. subsidiary taxed at the U.S. marginal corporate income tax rate of 35% and its Bermuda subsidiary subject to U.S. tax by election.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2015	2014
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$4	$7
Other	(1)	—
Total provision (benefit) for income taxes	$3	$7
Effective tax rate	1.7%	4.1%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following table presents pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction(1)

	Year Ended December 31,
	2015	2014
	(in millions)
United States	$11	$20
Bermuda	180	142
Total	$191	$162

Revenue by Tax Jurisdiction(1)

	Year Ended December 31,
	2015	2014
	(in millions)
United States	$14	$21
Bermuda	361	365
Total	$375	$386
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2015	2014
	(in millions)
Deferred tax assets:
Net operating loss carry forward	$—	$2
Alternative minimum tax credit	2	2
Total deferred income tax assets	2	4
Deferred tax liabilities:
Premium receivable and reserves, net	1	1
Unrealized appreciation on investments	4	5
Market discount	1	0
Total deferred income tax liabilities	6	6
Net deferred income tax asset (liability)	$(4)	$(2)

Audits

AGOUS is not currently under audit and has open tax years of 2012 forward.

11.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and financial guaranty insurance losses, the accounting models described in Note 5 are followed. For any assumed credit derivative contracts, the accounting model in Note 7 is followed.

Assumed and Ceded Business

The Company assumes business from other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength rating of AG Re gives certain ceding companies the right to recapture business they had ceded to AG Re, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company's in-force financial guaranty assumed business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AG Re, and in connection therewith, to receive payment from AG Re of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2015, if each third party insurer ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $55 million.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2015	2014
	(in millions)
Premiums Written
Direct(1)	$(2)	$(4)
Assumed	53	57
Ceded	3	1
Net	$54	$54
Premiums Earned
Direct	$1	$5
Assumed	148	135
Ceded	0	(1)
Net	$149	$139
Loss and LAE
Assumed	$124	$169
Ceded	0	0
Net	$124	$169
____________________

(1)	Negative direct premiums written were due to changes in expected Debt Service schedules.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty insurers and reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

Exposure by Reinsurer

	Ratings at April 18, 2016		Par Outstanding As of December 31, 2015
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding (1)	Assumed Par Outstanding (1)
			(dollars in millions)
Affiliated Companies:
AGC	A3	AA	$—	$12	$23,610
AGM (2) and AGE	A2	AA	—	344	57,073
Affiliated Companies			—	356	80,683
Non-Affiliated companies:
National Public Finance Guarantee Corporation ("National") (2)	A3	AA-	—	1,015	3,300
Ambac	WR (3)	WR	—	990	9,828
FGIC	(4)	(4)	—	373	641
Syncora Guarantee Inc.	WR	WR	—	335	145
MBIA	(5)	(5)	—	294	51
CIFG Assurance North America Inc.	WR	WR	—	6	36
Ambac Assurance Corp. Segregated Account	NR (6)	NR	—	1	797
Other	Various	Various	19	427	44
Non-Affiliated Companies			19	3,441	14,842
Total			$19	$3,797	$95,525
____________________

(1)	Includes par related to insured credit derivatives.

(2)	Rated AA+ by Kroll Bond Rating Agency.

(3)	Represents “Withdrawn Rating.”

(4)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited both of which had their ratings withdrawn by rating agencies.

(5)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B3 by Moody's and MBIA U.K. Insurance Ltd. rated BB by S&P and Ba2 by Moody’s.

(6)	Represents “Not Rated.”

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2015(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies:
AGC	$—	$1	$—	$—	$—	$11	$—	$—	$—	$—	$12
AGM and AGE	—	344	—	—	—	—	—	—	—	—	344
Non-Affiliated companies:
National	13	326	652	—	—	—	—	24	—	—	1,015
Ambac	0	259	332	343	25	0	—	15	16	—	990
FGIC	—	25	207	93	40	—	—	1	—	7	373
Syncora Guarantee Inc.	—	19	30	237	42	—	—	—	—	7	335
MBIA	—	18	—	192	—	—	40	—	43	1	294
CIFG Assurance North America Inc.	—	—	—	6	—	—	—	—	—	—	6
Ambac Assurance Corp. Segregated Account	—	—	—	—	—	—	0	—	—	1	1
Other	—	426	—	1	—	—	—	—	—	—	427
Total	$13	$1,418	$1,221	$872	$107	$11	$40	$40	$59	$16	$3,797
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2015

	Assumed Premium, net of Commissions	Assumed Expected Loss to be Paid
	(in millions)
Affiliated companies:
AGC	$73	$(336)
AGM and AGE	53	(79)
Non-Affiliated companies:
Ambac	38	(5)
National	5	(6)
FGIC	4	(14)
MBIA	1	0
Ambac Assurance Corp. Segregated Account	10	(61)
Other	1	—
Total	$185	$(501)

12.	Related Party Transactions

Expense Sharing Agreements

AGC allocates to AG Re certain payroll and related employee benefit expenses. AG Re allocates a portion of the rent to its parent company, AGL. See Note 14, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the allocated expenses from/to affiliate companies under the expense sharing agreements.
Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2015	2014
	(in millions)
Affiliated companies:
AGC	$9	$8
Assured Guaranty Ltd.	2	2
Total	$11	$10

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2015	2014
	(in millions)
Affiliated companies
AGC	$(5)	$(5)
Assured Guaranty Ltd.	6	2
Total	$1	$(3)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

In February 2012, AGRO entered into a loan agreement with Assured Guaranty US Holdings Inc. (“AGUS”), a subsidiary of AGL, which authorized borrowings up to $100 million for the purchase of all of the outstanding capital stock of its affiliate, MAC, from its then parent Radian Asset Assurance Inc. In May 2012, Assured Guaranty received regulatory approval for the purchase of MAC. Accordingly, AGUS borrowed $90 million under such agreement on May 30, 2012 in order to fund a portion of the purchase price. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, is due and payable on the fifth anniversary of the date the loan was made. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2015 and 2014, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2015	2014
	(in millions)
Assets:
Premium receivable, net of commissions payable
AGC	$73	$79
AGM and AGE	53	55
DAC(1)
AGC	69	81
AGM and AGE	170	176
Salvage and subrogation recoverable
AGC	2	2
AGM and AGE	3	4
Assumed funds held(2)
AGC	9	6
AGM and AGE	35	30
Other assets
AGC	6	—
Liabilities:
Unearned premium reserve
AGC	243	287
AGM and AGE	548	571
Loss and LAE reserve
AGC	312	204
AGM and AGE	69	62
Reinsurance balances payable, net
AGC	4	2
AGM and AGE	0	1
Net credit derivative liabilities
AGC	35	177
AGM and AGE	18	24
Profit commissions payable(3)
AGM and AGE	—	1
Other information:
Assumed par outstanding
AGC	23,610	28,132
AGM and AGE	57,073	58,922
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2015	2014
	(in millions)
Revenues:
Net earned premiums
AGC	$47	$35
AGM and AGE	74	70
Realized gains and other settlements
AGC	28	5
AGM and AGE	0	1
Net unrealized gains (losses) on credit derivatives
AGC	119	166
AGM and AGE	5	7
Expenses:
Loss and loss adjustment expenses
AGC	134	101
AGM and AGE	15	26
Amortization of deferred acquisition costs
AGC	13	10
AGM and AGE	24	22
Profit commissions(1)
AGM and AGE	—	1
_____________________

(1)	Included in other operating expense on the consolidated statements of operations. See Note 11, Reinsurance and Other Monoline Exposures for assumed par outstanding from AGC and AGM.

13.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2015, AG Re signed a new lease agreement for Bermuda office space that expires in April 2021. Rent expense was $0.8 million in 2015 and $0.7 million in 2014, including allocations.

Future Minimum Rental Payments

Year	(in millions)
2016	$0.4
2017	0.4
2018	0.4
2019	0.4
2020	0.4
Thereafter	0.2
Total	$2.2

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, as described in the "Recovery Litigation" section of Note 4, Expected Loss to be Paid, in January 2016, AGM and AGC commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the affiliated ceding companies. Also, in December 2008, a subsidiary of one of the Company’s affiliated ceding companies filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company's affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time. In the event of an adverse outcome, the Company would be responsible only for the portion corresponding to the proportion it reinsures.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) ("LBIE") sued AG Financial Products Inc. ("AGFP"), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. Notwithstanding the range calculated by LBIE's valuation expert, the Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid in respect of insured certificates. Assured Guaranty estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

14.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2015, 10,367,163 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $1 million and $1 million for the years ended December 31, 2015 and 2014, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $23 thousand and $23 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2015 and 2014, respectively.

Defined Contribution Retirement Plans

The Company participates in defined contribution retirement plans maintained by AGL which are available to eligible full-time employees upon hire. Eligible employees can contribute a percentage of their compensation.  Contributions are matched by the Company at a rate of 100% up to 6% of the employee's compensation.  The Company also makes a core contribution of 6% of the employee's compensation, regardless of whether the employee contributes to the plans. Employees become fully vested in Company contributions after one year of service, as defined in the plans.

The Company recognized defined contribution expenses of $1 million and $1 million for the years ended December 31, 2015 and 2014, respectively.

Cash-Based Compensation Plan

Performance Retention Plan

Assured Guaranty Ltd. maintains a Performance Retention Plan (“PRP”) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in adjusted book value per share and on operating return on equity, which are defined in each PRP award agreement. The Company recognized performance retention plan expenses of $1 million and $1 million for the years ended December 31, 2015 and 2014, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers.

15.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$87	$1	$88
Other comprehensive income (loss) before reclassifications	(31)	0	(31)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	0	(1)
Tax (provision) benefit	0	0	0
Total amount reclassified from AOCI, net of tax	(1)	0	(1)
Net current period other comprehensive income (loss)	(32)	0	(32)
Balance, December 31, 2015	$55	$1	$56

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$38	$(1)	37
Other comprehensive income (loss) before reclassifications	50	2	52
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	0	(2)
Tax (provision) benefit	1	—	1
Total amount reclassified from AOCI, net of tax	(1)	0	(1)
Net current period other comprehensive income (loss)	49	2	51
Balance, December 31, 2014	$87	$1	$88

16.	Subsequent Events

Subsequent events have been considered for disclosure through April 19, 2016, the date at which these financial statements were issued.